Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT:

Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, February 17, 2010

GLIMCHER REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

•	Core mall store occupancy at December 31, 2009 of 93%, an improvement of 60 basis points from September 30, 2009

•	Fourth quarter 2009 re-leasing spreads for mall stores increased 10% over prior rate

COLUMBUS, OH – February 17, 2010 – Glimcher Realty Trust (NYSE: GRT) today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is contained in a later section of this press release.  References to per share amounts are based on diluted common shares.

Net loss to common shareholders during the fourth quarter of 2009 was $(5.5) million, or $(0.08) per share, as compared to net income of $1.7 million, or $0.04 per share, in the fourth quarter of 2008.  Net loss to common shareholders for the fiscal year 2009 was $(12.9) million, or $(0.28) per share, as compared to a net loss of $(0.7) million, or $(0.02) per share, for the fiscal year 2008.  Results for the fourth quarter of 2009 and fiscal year 2009 were impacted by $6.8 million of net non-cash items consisting of a $3.4 million impairment charge on undeveloped land, a $5.0 million charge to fully reserve against a note receivable received as partial consideration from the previous sale of University Mall, and a $1.6 million gain on the change in fair value adjustment of a derivative instrument.

Funds From Operations (“FFO”) for the fourth quarter of 2009 was $15.3 million, or $0.21 per share, compared to $23.9 million, or $0.59 per share, in the fourth quarter of 2008. FFO as adjusted for the fourth quarter of 2009 was $22.1 million or $0.31 per share.  FFO as adjusted for the fourth quarter of 2009 excludes the impact of the $6.8 million of net non-cash items noted above.

FFO for the fiscal year 2009 was $69.6 million, or $1.40 per share, compared to $83.1 million, or $2.04 per share, for the fiscal year 2008. FFO as adjusted for the fiscal year of 2009 was $76.6 million or $1.54 per share.  FFO as adjusted for the fiscal year 2009 excludes the impact of the $6.8 million of net non-cash items noted above as well as a $0.2 million impairment charge from the first quarter of 2009.

"We are pleased with the trend of the operating metrics of our core mall portfolio during the fourth quarter as evidenced by our occupancy and re-leasing spreads," stated Michael P. Glimcher, Chairman of the Board and CEO. "We are also very encouraged by the recent progress made to enhance our liquidity and balance sheet position," added Mr. Glimcher.

Glimcher Realty Trust

Fourth Quarter and Fiscal Year Earnings Highlights

•
Total revenues were $79.6 million in the fourth quarter of 2009 compared to total revenues of $82.1 million for the fourth quarter of 2008. The $2.5 million decrease in total revenue is primarily a result of the impact from tenant bankruptcies, store closures, and rent concessions made in the last twelve months.

•
Total revenues were $308.4 million for fiscal year 2009 compared to total revenues of $319.7 million for the fiscal year 2008. The $11.3 million decline in total revenue is primarily a result of a decrease of $4.4 million in outparcel sales and the impact of tenant bankruptcies, store closures, and rent concessions made in the last twelve months.

•
Net loss to common shareholders for the fourth quarter of 2009 was $(5.5) million compared to net income of $1.7 million for the fourth quarter of 2008.  The $7.2 million decrease in net income is primarily attributable to the recognition during the fourth quarter of 2009 of $6.8 million of net non-cash items discussed previously.

•
Net loss to common shareholders for the fiscal year 2009 was $(12.9) million compared to a net loss of $(0.7) million for the fiscal year 2008.  The $12.2 million decrease in net income was primarily due to the recognition in fiscal year 2009 of $7.0 million of net non-cash items previously discussed, a decrease in net operating income of $6.9 million resulting from tenant bankruptcies, store closures, and rent concessions made in the last twelve months, a $1.4 million decrease in lease termination income, and a $2.5 million decrease in income from unconsolidated real estate entities.  These items were partially offset by a $4.0 million improvement in net interest expense.

•
Net operating income for comparable wholly-owned mall properties (“Core Malls”) decreased 3.6% for the year ended December 31, 2009 from the year ended December 31, 2008.  Core Malls exclude the Company’s malls held in joint ventures.

•
Store average rents for the Core Malls were $27.79 per square foot (“psf”) at December 31, 2009, a moderate decrease from $27.80 psf at December 31, 2008.  Re-leasing spreads for the leases signed during the fourth quarter of 2009 were up 10% with base rents averaging $31.24 psf.  Re-leasing spreads represent the percentage change in base rent for leases signed, both new leases and renewals, to the base rent for comparative tenants for those leases where the space was occupied in the previous twenty-four months.

•	Occupancy for stores in the Core Malls at December 31, 2009 was 92.5% compared to 91.9% as of September 30, 2009 and 94.4% at December 31, 2008.

•
Average store sales in the Core Malls decreased 3.9% to $342 psf for the year ending December 31, 2009 compared to $356 psf for the year ending December 31, 2008.  Comparable mall store sales for the Company’s Core Malls decreased 5.5% for the year ending December 31, 2009 compared to the same period in 2008.  Average store sales represent retail sales for mall stores of 10,000 square feet or less that reported sales in the most recent twelve month period.  Comparable sales compare only those stores with sales in both respective twelve month periods ending December 31, 2009 and December 31, 2008.

Update on liquidity and capital resources

•
Debt-to-total-market capitalization at December 31, 2009 (including the Company’s pro-rata share of joint venture debt) was 80.6% based on the common share closing price of $2.70, as compared to 84.2% at December 31, 2008 based on the common share closing price of $2.81.  Debt with fixed rates represented approximately 82.1% of the Company’s total outstanding borrowings at December 31, 2009, as compared to 86.6% as of December 31, 2008.  The Company’s total consolidated debt decreased by $88.1 million during fiscal year 2009.

•	As of December 31, 2009, the Company was in compliance with all financial covenants under its credit facility.

•
The Company has now received commitments for the extension and modification of its credit facility from ten of its eleven participating banks and is in the process of finalizing the last required commitment.  The modification includes providing the Company with options, subject to satisfaction of certain conditions, to extend the credit facility’s maturity date through December 2012.  The commitments are subject to satisfaction of certain customary conditions.  The Company expects to execute the extension and modification in the first quarter of 2010.

Glimcher Realty Trust

•
The Company continues to make progress on the previously announced joint venture with The Blackstone Group® for the acquisition and management of two existing mall properties: Lloyd Center in Portland, Oregon and WestShore Plaza in Tampa, Florida.  A $6.3 million security deposit has been made by Blackstone.  Closing of the transaction is subject to the consent of existing first mortgage lenders and obtaining customary tenant estoppels. The application for loan transfer has been submitted to the mortgage lenders and the Company currently anticipates the application process to take two to four weeks to complete.  The transaction is expected to generate net proceeds of approximately $60 million to the Company after considering debt assumption and typical closing costs.  These proceeds will be used to reduce amounts outstanding under the Company’s existing credit facility.

2010 Outlook

As of the date of this release, the Company expects diluted net loss per share to be in the range of $(0.17) to $(0.11) for the year ending December 31, 2010 and expects diluted FFO per share to be in the range of $0.76 to $0.82 for the year ending December 31, 2010.  FFO would be in the range of $0.80 to $0.86 when excluding approximately $3.0 million in amortization of fees to be incurred in connection with the credit facility modification.

The Company’s expectations for 2010 are based upon the following key factors and assumptions:

•	Execution of the credit facility modification and extension during the first quarter of 2010 with an expected interest rate of 5.5% on outstanding borrowings.
•	Total loan fee amortization of approximately $5.5 million (includes approximately $3.0 million of amortization associated with the credit facility modification).
•	Closing on the sale of a 60% interest in Lloyd Center and WestShore Plaza as part of the previously announced joint venture with The Blackstone Group® during the first quarter of 2010.
•
A decrease in Core Mall net operating income of 1% to 3% reflective of the full year impact of tenant bankruptcies, store closures, and rent concessions made throughout 2009.  This guidance assumes a modest increase in occupancy and recovery rates consistent with 2009 levels for the Core Malls.

•	Lease termination income and gain on sales of outparcels of $1.5 to $2.5 million.
•	Fee income of $3.5 to $4.5 million.
•	Bad debt expense of $5.0 to $6.0 million.
•	General and administrative expenses of $18.5 to $19.0 million for the year.
•	$30 to $35 million of equity contributions in the Company’s Scottsdale Quarter development.
•	$15 to $20 million of recurring capital expenditures and tenant allowances / improvements.
•
$90 to $100 million of gross proceeds from re-financings on Polaris Towne Center in Columbus, Ohio and The Mall at Johnson City in Johnson City, Tennessee with an effective interest rate ranging from 7.0% to 7.5%.

•	Estimated outstanding balance on the Company’s credit facility of $235 to $255 million as of December 31, 2010.
•
No material impact on FFO per share from Scottsdale Quarter.  Additionally, due to implementation of FAS 167, Scottsdale Quarter will be reported as a consolidated property prospectively beginning on January 1, 2010.

A reconciliation of the range of estimated diluted net loss per share to FFO per share for 2010 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.17)	$(0.11)
Add: Real estate depreciation and amortization*	0.95	0.95
Less: Gain on sales of properties	(0.02)	(0.02)
Estimated FFO per share	$0.76	$0.82

* wholly-owned properties and pro-rata share of joint ventures

Glimcher Realty Trust

For the first quarter of 2010, the Company estimates diluted net loss per share to be in the range of $(0.05) to $(0.02) and FFO per share to be in the range of $0.18 to $0.21.  A reconciliation of the range of estimated diluted net loss per share to estimated FFO per share for the first quarter of 2010 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.05)	$(0.02)
Add: Real estate depreciation and amortization*	0.25	0.25
Less: Gain on sales of properties	(0.02)	(0.02)
Estimated FFO per share	$0.18	$0.21

* wholly-owned properties and pro-rata share of joint ventures

This outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms.  The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company’s performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  The Company uses FFO in addition to net income to report operating results.  FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.  FFO does include impairment losses for properties held for use and held for sale. The Company may also discuss FFO as adjusted.  The adjusted FFO may exclude non-cash items that are infrequent in nature.   Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties.  NOI represents total property revenues less property operating and maintenance expenses.  Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.  These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straight-line adjustments of minimum rents, amortization of above-below market intangibles, termination income, and income from outparcel sales.  We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another.  Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level.  As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance.  Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to the National Association of Real Estate Investment Trust’s definition.

Fourth Quarter Conference Call

Glimcher’s fourth quarter investor conference call is scheduled for 11 a.m. ET on Thursday, February 18, 2010.  Those wishing to join this call may do so by calling 800.884.5695,   Passcode:  15950355.  This call also will be simulcast and available over the Internet via the web site www.glimcher.com.  A replay will be available approximately two hours after the Earnings Call through midnight March 4, 2010 by dialing 888.286.8010, Passcode 17834566, or you can access the webcast replay on the Investor Relations page of the website.  Supplemental information about the fourth quarter operating results is available on the Company’s website or at www.sec.gov or by calling (614) 887-5632.

Glimcher Realty Trust

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.  At December 31, 2009, the Company’s mall portfolio, including assets held through the Company’s strategic joint ventures, consisted of 21 operating mall properties located in 13 states with gross leasable area totaling approximately 19.1 million square feet.  The community center portfolio is comprised of four properties representing approximately 800,000 square feet.  Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of JV partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses,  the failure of the Company to complete the amendment to its corporate credit facility, failure to comply or remain in compliance with covenants in our debt instruments, failure of the Company to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.
.

Visit Glimcher at: www.glimcher.com

Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended December 31,
Statement of Operations	2009	2008

Total revenues	$79,579	$82,131
Total expenses (1)	(57,305)	(55,331)
Operating income	22,274	26,800
Other expenses, net	(3,344)	-
Interest expense, net	(19,051)	(19,912)
Equity in loss of unconsolidated real estate entities, net	(1,349)	(565)
(Loss) income from continuing operations	(1,470)	6,323
Discontinued operations:
Loss on disposition of property	-	(8)
Income (loss) from operations	49	(233)
Net (loss) income	(1,421)	6,082
Allocation to noncontrolling interest	242	-
Less: Preferred stock dividends	(4,359)	(4,359)
Net (loss) income available to common shareholders	$(5,538)	$1,723

Reconciliation of Net (Loss) Income Available to Common		Per Diluted		Per Diluted
Shareholders to Funds From Operations		Common Share		Common Share

Net (loss) income available to common shareholders	$(5,538)		$1,723
Allocation to noncontrolling interest	(242)		-
	(5,780)	$(0.08)	1,723	$0.04
Real estate depreciation and amortization	19,634	0.27	20,474	0.51
Equity in loss of unconsolidated real estate entities, net	1,349	0.02	565	0.01
Pro-rata share of joint venture funds from operations	93	0.00	1,161	0.03
Loss on disposition of property	-	0.00	8	0.00
Funds From Operations	$15,296	$0.21	$23,931	$0.59

Weighted average common shares outstanding - basic	68,716		37,805
Weighted average common shares outstanding - diluted (2)	71,702		40,791

Earnings per Share

Net (loss) income to common shareholders before
discontinued operations per common share	$(0.08)		$0.05
Discontinued operations per common share	$0.00		$(0.01)
(Loss) income per common share	$(0.08)		$0.05

Net (loss) income to common shareholders before
discontinued operations per diluted common share	$(0.08)		$0.05
Discontinued operations per diluted common share	$0.00		$(0.01)
(Loss) income per diluted common share	$(0.08)		$0.04
Funds from operations per diluted common share	$0.21		$0.59

(1) Includes a $3.4 million non-cash impairment charge for the three months ended December 31, 2009
(2) FFO per share in 2009 has been calculated using 71,857 common shares which includes common stock equivalents.

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Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Fiscal Year ended December 31,
Statement of Operations	2009	2008

Total revenues (1)	$308,425	$319,725
Total expenses (2)	(219,512)	(219,975)
Operating income	88,913	99,750
Other expenses, net	(3,344)	-
Interest expense, net	(77,111)	(81,098)
Equity in loss of unconsolidated real estate entities, net	(3,191)	(709)
Income from continuing operations	5,267	17,943
Discontinued operations:
Impairment loss, net	(183)	-
(Loss) gain on disposition of properties, net	(288)	1,244
Loss from operations	(1,036)	(2,418)
Net income	3,760	16,769
Allocation to noncontrolling interest	821	-
Less: Preferred stock dividends	(17,437)	(17,437)
Net loss to common shareholders	$(12,856)	$(668)

Reconciliation of Net Loss to Common Shareholders		Per Diluted		Per Diluted
to Funds From Operations		Common Share		Common Share

Net loss to common shareholders	$(12,856)		$(668)
Allocation to noncontrolling interest	(821)		-
	(13,677)	$(0.28)	(668)	$(0.02)
Real estate depreciation and amortization	78,935	1.59	79,603	1.95
Equity in loss of unconsolidated real estate entities, net	3,191	0.06	709	0.02
Pro-rata share of joint venture funds from operations	2,363	0.05	4,726	0.12
Gain on disposition of properties, net	(1,194)	(0.02)	(1,244)	(0.03)
Funds From Operations	$69,618	$1.40	$83,126	$2.04

Weighted average common shares outstanding - basic	46,480		37,775
Weighted average common shares outstanding - diluted (3)	49,466		40,762

Earnings per Share

Net (loss) income to common shareholders before
discontinued operations per common share	$(0.25)		$0.01
Discontinued operations per common share	$(0.03)		$(0.03)
Loss per common share	$(0.28)		$(0.02)

Net (loss) income to common shareholders before
discontinued operations per diluted common share	$(0.25)		$0.01
Discontinued operations per diluted common share	$(0.03)		$(0.03)
Loss per diluted common share	$(0.28)		$(0.02)
Funds from operations per diluted common share	$1.40		$2.04

(1) Includes a $1.482 million gain on sale of depreciable real estate for the fiscal year ended December 31, 2009.
(2) Includes a $3.4 million non-cash impairment charge for the fiscal year ended December 31, 2009.
(3) FFO per share in 2009 has been calculated using 49,582 common shares which includes common stock equivalents.

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Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)

	December 31,	December 31,
	2009	2008

Investment in real estate, net	$1,669,761	$1,761,033
Total assets	$1,849,912	$1,876,313
Mortgage notes and other notes payable	$1,571,897	$1,659,953
Debt / Market capitalization	79.6%	83.6%
Debt / Market capitalization including pro-rata share of joint ventures	80.6%	84.2%

		December 31,	December 31,
		2009	2008
Occupancy:
	Core Malls (1):
	Mall Anchors	93.6%	94.0%
	Mall Stores	92.5%	94.4%
	Total Consolidated Mall Portfolio	93.2%	94.1%

	Malls including Joint Ventures (2):
	Mall Anchors	94.1%	93.8%
	Mall Stores	92.0%	93.8%
	Total Mall Portfolio	93.3%	93.8%

Average Base Rents:
	Core Malls (1):
	Mall Anchors	$6.06	$6.11
	Mall Stores	$27.79	$27.80

	Malls including Joint Ventures (2):
	Mall Anchors	$6.40	$6.48
	Mall Stores	$27.47	$27.53

(1) Excludes mall properties held for sale and the company's joint venture malls.
(2) Excludes mall properties held for sale.